EXHIBIT 99

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                                       Monsanto Company
                                                       800 North Lindbergh Blvd
                                                       St. Louis, Missouri 63167


RELEASE    Immediately

CONTACT    Media: Bryan Hurley (314-694-8387)
           Investors: Scarlett Foster (314-694-8148)
                      Mark Deadwyler (314-694-7867)


MONSANTO MANAGEMENT RAISES THIRD-QUARTER AND FISCAL YEAR EARNINGS PER SHARE ESTIMATES; ALSO INCREASES FREE CASH FLOW GUIDANCE FOR FISCAL YEAR 2004


     ST. LOUIS (June 21, 2004) - Monsanto Company (NYSE: MON) today announced that it is increasing estimates for the company's third-quarter earnings per share (EPS) and raising fiscal-year guidance as the U.S. agricultural season continues to be strong and ahead of the pace of the last several years. Both the third-quarter and the full-year results are also benefiting from a lower tax rate.
     Solid year-to-date performance globally, strong sales of Monsanto's seeds and traits through the U.S. planting season, and early applications of Roundup herbicide in the United States are driving business performance. As a result, for the third quarter, Monsanto now expects EPS on a reported basis to be approximately $0.90 per share and EPS for the ongoing business to be in the range of $0.85 per share.
     With the improvement in earnings through the first nine months, the company expects earnings to break even or be a slight loss in the fourth quarter, reflecting a lower-value mix of Roundup products being purchased during the fourth quarter, including those sold in preparation for the 2005 U.S. season.
     The company now expects EPS will be in the range of $0.79 to $0.84 on a reported basis, and $1.55 to $1.60 on an ongoing basis for the 2004 fiscal year. The previous estimate for the 2004 fiscal year was in the range of $0.70 per share on a reported basis and approximately $1.55 per share on an ongoing basis.

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     The company  recently  completed the sale of its European  wheat and barley business, which benefited reported earnings in the third quarter by $0.09 per share after tax. The gain is the result of a higher sales value for the business than originally anticipated when Monsanto announced its intent to sell the wheat and barley business and lower-than-expected employee-related costs. This benefit will be reflected in the company's discontinued operations.
     "The execution of our seeds and traits strategy is both driving the strong performance in this fiscal year as well as creating the foundation for future growth," said Monsanto Chairman, President and Chief Executive Officer Hugh Grant. "Initial indications in the market show a shift in the Roundup product mix that we believe will carry forward in 2005, and we anticipate will result in lower fourth-quarter 2004 earnings."
     "Despite the expected decline in the Roundup business, we have been able to continue to increase our earnings estimates throughout the 2004 fiscal year. We still expect to achieve our compounded annual growth rate of 10 percent for EPS from ongoing business in fiscal year 2005 over our new fiscal year 2004 base."
     Monsanto also is increasing its free cash flow guidance, reflecting reduced capital spending and working capital improvements, which, paired with the company's strong business performance, has produced better-than-anticipated cash generation. The company now expects that free cash flow will reach the $500 million level for the 2004 fiscal year, compared with previous estimates in the range of $350 million to $400 million. The company expects net cash provided by operations to be in the range of $750 million and net cash required by investing activities to be in the range of $250 million.
     Monsanto will report its complete  third-quarter  earnings Wednesday,  June
30.
     Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information on Monsanto, see: www.monsanto.com.

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                                      - 3 -

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release, such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts are "forward-looking statements." These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: the company's exposure to various contingencies, including those related to Solutia Inc., litigation, intellectual property, regulatory compliance
(including seed quality), environmental contamination and antitrust; fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company's Roundup herbicide; the accuracy of the company's estimates and projections, for example, those with respect to product returns and grower use of the company's products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company's research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company's ability to continue to manage its costs; the company's ability to successfully market new and existing products in new and existing domestic and international markets; the company's ability to obtain payment for the products that it sells; the company's ability to achieve and maintain protection for its intellectual property; the effects of the company's accounting policies and changes in generally accepted accounting principles; the company's ability to fund its short-term financing needs; general economic and business conditions; political and economic conditions due to threat of future terrorist activity and related military action; and other risks and factors detailed in the company's filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.

Notes to editors: Roundup is a trademark owned by Monsanto Company and its wholly owned subsidiaries.

References to Roundup products in this release mean Roundup branded and other glyphosate-based herbicides, excluding lawn-and-garden products.

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                 Reconciliations of Non-GAAP Financial Measures

This release uses the non-GAAP financial measures of "free cash flow" and "earnings per share (EPS)" excluding the effect of certain items. The company defines free cash flow as the total of cash flows from operating activities and cash flows from investing activities. A non-GAAP EPS financial measure (which the company sometimes refers to as EPS from ongoing business) may exclude the impact of restructuring charges, charges associated with the settlement of litigation, gains and losses on the sale of assets, and certain other items. The specific items that are excluded from, and result in, the company's non-GAAP EPS financial measure are clearly identified as such in this release. The disclosure of free cash flow and EPS excluding the effect of certain items is intended to supplement investors' understanding of the company's operating performance. These non-GAAP financial measures may not be comparable to similar measures used by other companies. Furthermore, these non-GAAP financial measures are not intended to replace net income (loss), cash flows, financial position, or comprehensive income (loss), as determined in accordance with accounting principles generally accepted in the United States. The non-GAAP financial measures used in this release are reconciled to the most directly comparable financial measure calculated and presented in accordance with GAAP below.

Reconciliation of Non-GAAP EPS
------------------------------

                                                                    Third Quarter
                                                                   Fiscal Year 2004           Fiscal Year
                                                                       Estimate               2004 Target
                                                                 ----------------------- -----------------------
Net Income                                                              $ 0.90               $0.79 - $0.84
     Estimated 2004 Restructuring Charges - Net                         $ 0.03                   $0.46
     Estimated 2004 Discontinued Operations and
         Related Restructuring Charges (Benefit) - Net                  $(0.08)                  $0.04
     Goodwill Impairment Charge for Global Wheat Business                 N/A                    $0.26
                                                                 ----------------------- -----------------------
Net Income from Ongoing Business                                         $0.85               $1.55 - $1.60
                                                                 ======================= =======================


Reconciliation of Free Cash Flow
--------------------------------

                                                                                 Fiscal Year 2004
                                                                                      Target
                                                                        -----------------------------------
Net Cash Provided by Operations                                                       $ 750
Net Cash Required by Investing Activities                                             $(250)
                                                                        -----------------------------------
    Free Cash Flow                                                                    $ 500
Net Cash Required by Financing Activities                                             $(170)
                                                                        -----------------------------------
Net Increase in Cash and Cash Equivalents                                             $ 330
                                                                        ===================================


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